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                          [KELLY & COMPANY LETTERHEAD]


January 26, 2001

Eugene W. Tidgewell
USA Biomass Corporation
7314 Scout Avenue
Bell Gardens, CA 90201

Re: USA Biomass Corporation, Debtor-in-Possession (the "registrant")

Dear Gene:

We have been requested by the registrant to respond as to whether we agree or disagree with the registrant's representation made in its Form 8-K/A filing dated December 22, 2000.

It should first be understood that it is Kelly & Company's position that we have filed all necessary correspondence that is required as a result of our resignation as auditors for the registrant. After again reviewing the Form 8-K/A dated December 22, 2000, we still disagree with the registrant's position described in item 7, second paragraph of the Form 8-K/A as to the sufficiency of the information provided to Kelly & Company to complete the quarterly review (as described in the SEC release Entity's Audit Committee Disclosure issued in December 1999).

While it is not certain the registrant's purpose for this request, we are providing this response as a courtesy.

Respectfully,


/s/ KELLY & COMPANY
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Kelly & Company